EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Finisar Corporation 2005 Stock Incentive Plan, Finisar Corporation 2009 Employee Stock Purchase Plan and Finisar Corporation 401(K) Profit Sharing Plan of our reports dated June 29, 2012, with respect to the consolidated financial statements and schedule of Finisar Corporation and the effectiveness of internal control over financial reporting of Finisar Corporation, included in its Annual Report (Form 10-K) for the year ended April 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
September 6, 2012